Exhibit 99.3

ALTRIA PRESENTS AT THE CONSUMER ANALYST GROUP OF NEW YORK CONFERENCE

RICHMOND, Va. February 18, 2009 – Altria Group, Inc. (Altria) (NYSE: MO) is participating in the Consumer Analyst Group of New York Conference in Boca Raton, Florida today. The presentation is being webcast live at www.altria.com in a listen-only mode, beginning at approximately 9:15 a.m. Eastern Time.

The presentation includes the following highlights:

•	Altria’s tobacco businesses have four strong brands, Marlboro, Copenhagen, Skoal and Black & Mild that are well positioned in the largest and most profitable domestic tobacco categories.

•	Altria’s tobacco businesses have superior brand-building infrastructure including PM USA’s sales and distribution and one-to-one adult consumer engagement systems.

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Altria and its family of companies are financially disciplined with aggressive cost management strategies. Altria delivered $640 million in cost savings in 2007 and 2008, and plans to deliver $860 million more by 2011.

Altria reaffirms that 2009 adjusted full year diluted earnings per share from continuing operations will grow to a range of $1.70 to $1.75. This represents a 3% to 6% growth rate from an adjusted base of $1.65 per share in 2008. This forecast reflects higher tobacco excise taxes, investment spending on U.S. Smokeless Tobacco Company’s brands, ongoing cost reduction initiatives, increased pension expenses and no share repurchases. The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

An archived copy of the webcast and prepared remarks will be available until 5:00 p.m. Eastern Time on Thursday, March 19, 2009, at www.altria.com.

Altria’s Profile

As of February 18, 2009, Altria owns 100% of each of Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Co. (US Smokeless), John Middleton Co. (Middleton), Ste. Michelle Wine Estates Ltd., and Philip Morris Capital Corporation. In addition, Altria holds a 28.5% economic and voting interest in SABMiller plc.

The brand portfolio of Altria’s tobacco operating companies includes such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at www.altria.com.

6601 West Broad Street, Richmond, VA 23230

Forward-Looking and Cautionary Statements

This press release and today’s remarks contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2007, and its Quarterly Report on Form 10-Q for the period ended September 30, 2008. These factors include the following: Altria’s tobacco subsidiaries (PM USA, U.S. Smokeless and Middleton) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to control costs and improve productivity.

There can be no assurance that Altria will achieve the synergies expected of the UST Inc. (UST) acquisition or that the integration of UST will be successful.

Altria’s subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law and bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Non-GAAP Financial Measures

The companies report their financial results in accordance with generally accepted accounting principles (GAAP). This press release and today’s remarks may contain various operating results on both a reported basis and on an adjusted basis, which excludes items that affect the comparability of reported results.

Reconciliation of 2008 Reported Diluted EPS from Continuing Operations to 2008 Adjusted Diluted EPS from Continuing Operations

2008 Reported diluted EPS from continuing operations	$1.48
Asset impairment, exit, integration and implementation costs	0.15
Gain on sale of corporate headquarters building	(0.12)
Loss on early extinguishment of debt	0.12
SABMiller intangible asset impairments	0.03
Financing fees	0.02
Tax items	(0.03)
2008 Adjusted diluted EPS from continuing operations	$1.65

Reconciliations can be found posted to our website at www.altria.com.

CONTACT:

Clifford B. Fleet

Vice President, Investor Relations

804-484-8222

Daniel R. Murphy

Director, Investor Relations

804-484-8222

SOURCE: Altria Group, Inc.

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